Exhibit 99.1

NEWS RELEASE
	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com
FOR IMMEDIATE RELEASE
DRG&E
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-e.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-e.com

Susser Holdings Reports First Quarter 2010 Results

CORPUS CHRISTI, Texas, May 11, 2010 – Susser Holdings Corporation (NASDAQ: SUSS) today reported that same-store merchandise sales for the first quarter of 2010 increased by 2.5 percent, compared with a 1.2 percent decline for the fourth quarter of 2009 and growth of 6.0 percent during the first quarter of 2009. Retail merchandise margin was flat versus the fourth quarter at 32.7 percent, and down from 34.3 percent for the first quarter of 2009.

Adjusted EBITDA(1) for the three months ended April 4 totaled $13.9 million, compared with $19.3 million a year ago, which primarily reflects the impact of lower retail fuel margins and higher credit card fees. Companywide gross profit was slightly up year-over-year at $97.6 million. Total revenues increased 37.8 percent from a year ago to $938.1 million, reflecting the significantly higher price of fuel, along with a 5.0 percent increase in total merchandise sales.

The Company had a net loss of $5.0 million, or $0.29 per diluted share, versus a net loss of $931,000 or $0.05 per diluted share, for the first quarter of last year.

“After a very challenging fourth quarter, it appears we have turned the corner, based on the steady rebound we’ve seen in merchandise sales and margins as the first quarter has progressed,” said Sam L. Susser, President and Chief Executive Officer. “Preliminary results in the second quarter also suggest the worst of the recession is behind us.

“The Texas economy in general is showing signs of recovery in several areas: Existing home sales and home prices increased in March both sequentially and year-over year, the drilling rig count is climbing, and the index of leading economic indicators is rising.

“Same store sales growth was highest in West Texas, which is being spurred primarily by growing oilfield activity. The ongoing rebranding of Town & Country stores to the Stripes® brand in West Texas is also having a positive effect on the performance of our West Texas locations. Although South Texas has rebounded more slowly, we hope to see a pickup in economic activity later this year, which should improve food and beverage sales at our South Texas stores,” Susser said.

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“Fuel costs continued the upward trend we saw throughout 2009, which typically compresses our fuel margins. Retail fuel margins and higher credit card costs negatively impacted our overall gross margin and EBITDA for the quarter, but at 11.1 cents they were still in range of our five-year average for the first quarter, when we normally experience our lowest fuel margins.” Over the previous five years first quarter margins have ranged from 8.7 to 12.0 cents per gallon and averaged 10.7 cents.

“We remain very focused on cost control, and saw our efforts reflected in better store labor utilization and reduced G&A expenses this quarter.”

New Convenience Store/Wholesale Dealer Site Update

The Company added two retail stores during the latest quarter, bringing the total number of stores in operation to 527. Three more stores are currently under construction.

In its wholesale operations, Susser added three new dealer sites, for a total of 393 in operation at the end of the first quarter.

Financing Update

On May 7 the Company closed on a private placement of $425 million of senior unsecured notes with a coupon rate of 8.5% at a price of 98.845% of the principal amount to yield 8.75%. The new notes mature May 15, 2016 and are callable beginning May 15, 2013 at specified premiums. The new notes are rated B2/B+ by Moody’s and Standard and Poor’s respectively. Net proceeds from the sale of the notes, together with cash on hand and borrowings under the Company’s revolving credit facility, were used to redeem the outstanding 10 5/8% Senior Notes due 2013, to repay the outstanding amounts under the term credit facility and for related fees and expenses. The Company also entered into an amended revolving credit facility and extended the maturity to May 2014. The refinancing extends the maturities of the company’s debt, increases availability under the revolver to the full $120 million and also provides additional flexibility under the new covenants.

In addition, the Company completed sale/leaseback transactions for properties totaling $5.8 million during the first quarter and executed build-to-suit contracts for two new convenience stores.

First Quarter Financial and Operating Highlights

Same-store merchandise sales increased by 2.5 percent compared with an increase of 6.0 percent in the first quarter of 2009. Merchandise gross profit, net of shortages, totaled $62.4 million, which was flat versus the first quarter of 2009. Net merchandise margin was 32.7 percent, compared with 34.3 percent a

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year ago. The decline in merchandise margin is partly due to higher cigarette prices as well as continued margin pressure across several other categories such as packaged beverages. Total Company merchandise sales were $191.0 million, an increase of 5.0 percent from a year ago.

Retail store fuel volumes increased 2.0 percent from a year ago to 183.1 million gallons for the first quarter. Average gallons sold per store declined 0.2 percent to 355,200, as compared to a 4.6 percent increase in the first quarter of 2009. Retail fuel revenues totaled $478.6 million, up 48.6 percent, primarily as a result of an 81-cent-a-gallon increase in motor fuel prices at the pump. Retail fuel gross margins in the first quarter were 11.1 cents per gallon, or 7.0 cents after deducting credit card expense, compared with 11.8 cents per gallon a year ago, or 9.1 cents after credit card expense. Retail fuel gross profit was $20.3 million, down 4.3 percent from the first quarter of 2009.

Wholesale fuel volumes sold to Susser’s 393 dealers and other third-party customers during the first quarter declined 2.0 percent from a year ago to 120.0 million gallons. Wholesale fuel revenues increased by 54.3 percent to $258.2 million as a result of a 78-cent-per-gallon increase in the selling price of fuel. Wholesale gross margin was 4.2 cents per gallon, compared with 3.5 cents per gallon a year ago, which increased wholesale fuel gross profit by 18.3 percent to $5.0 million.

Recent Developments

The Company has entered into an agreement to sell its seven Village Market grocery stores and expects the closing to occur during the second quarter. The transaction is not material to the Company’s assets and terms are subject to a confidentiality agreement. The transaction is accretive and allows the Company to bring more focus to its core convenience store and Laredo Taco Company® operations.

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2010 Guidance

The Company’s guidance for 2010 remains unchanged, as follows:

	FY 2010 Guidance	1Q 2010 Results	FY 2009 Results
Merchandise Same-Store Sales Growth (a)	0.0%-4.0%	2.5%	3.3%
Merchandise Margin, Net of Shortages	32.0%-33.5%	32.7%	33.3%
Retail Avg. Per-Store Gallons Growth (a)	(3.0%)-3.0%	(0.2%)	2.4%
Retail Fuel Margins (cents/gallon) (b)	12.5-15.5	11.1	14.6
Wholesale Fuel Margins (cents/gallon)	3.5-5.5	4.2	4.1
New Retail Stores (c)	6-16	2	15
New Wholesale Dealer Sites (c)	15-30	3	34
Gross Capital Spending ($ million)	$40-$65	$9.2	$74.8
Net Capital Spending (d) ($ million)	$25-$50	$3.3	$48.2

(a)	2009 results exclude the impact of a 53rd week occurring in the fourth quarter of 2009.
(b)	We report retail fuel margins before deducting credit card costs, which were approximately 4 cents per gallon for the first quarter of 2010 and 3.5 cents per gallon for the full 2009 fiscal year. For the first quarter of 2010, the average retail selling price of fuel was $2.61 per gallon, versus $2.23 per gallon for the full 2009 fiscal year.
(c)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.
(d)	Net capital spending is gross capital expenditures, less proceeds from sale/leaseback transactions and asset dispositions. The Company does not give guidance on potential acquisition spending.

(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of adjusted EBITDA and a reconciliation to net income and cash provided by operating activities for the periods presented.

First Quarter Earnings Conference Call

Susser’s management team will hold a conference call today at 10 a.m. ET (9 a.m. CT) to discuss first quarter results. To participate in the call, dial 480-629-9720 at least 10 minutes early and ask for the Susser conference call. The call will also be accessible via Susser’s Web site at www.susser.com. To listen live, please visit the Investor Relations page of Susser’s Web site at least 10 minutes early to register. A telephonic replay will be available through May 18 by calling 303-590-3030 and using the pass code 4285925#. An archive will be available for 60 days on Susser’s web site.

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Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 525 convenience stores in Texas, New Mexico and Oklahoma primarily under the Stripes and Town & Country banners. Restaurant service is available in more than 300 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin’ brands. The Company also supplies branded motor fuel to over 390 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended January 3, 2010, and in subsequent quarterly 10-Qs. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

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Susser Holdings Corporation

Consolidated Statements of Operations

Unaudited

	Three Months Ended
	March 29, 2009	April 4, 2010
	(dollars in thousands; except per share amounts)
Revenues:
Merchandise sales	$181,919	$191,038
Motor fuel sales	489,399	736,814
Other income	9,490	10,273

Total revenues	680,808	938,125
Cost of sales:
Merchandise	119,503	128,655
Motor fuel	463,944	711,495
Other	100	354

Total cost of sales	583,547	840,504

Gross profit	97,261	97,621

Operating expenses:
Personnel	35,387	36,007
General and administrative	8,864	8,541
Other operating	25,441	29,858
Rent	9,013	10,051
Loss on disposal of assets	52	264
Depreciation, amortization, and accretion	9,963	11,208

Total operating expenses	88,720	95,929

Income from operations	8,541	1,692
Other income (expense):
Interest expense, net	(9,633)	(9,688)
Other miscellaneous	77	4

Total other expense, net	(9,556)	(9,684)

Loss before income taxes	(1,015)	(7,992)
Income tax benefit	96	3,018

Net loss	(919)	(4,974)

Less: Net income attributable to noncontrolling interests	12	11

Net loss attributable to Susser Holdings Corporation	$(931)	$(4,985)

Net loss per share attributable to Susser Holdings Corporation:
Basic	$(0.05)	$(0.29)
Diluted	$(0.05)	$(0.29)
Weighted average shares outstanding:
Basic	16,924,522	16,994,090
Diluted	16,924,522	16,994,090

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Susser Holdings Corporation

Consolidated Balance Sheets

	January 3, 2010	April 4, 2010
		unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$17,976	$20,199
Accounts receivable, net of allowance for doubtful accounts of $903 at January 3, 2010 and $962 at April 4, 2010	65,510	70,942
Inventories, net	78,788	79,272
Other current assets	9,507	11,335

Total current assets	171,781	181,748
Property and equipment, net	408,771	401,187
Other assets:
Goodwill	242,295	242,295
Intangible assets, net	33,144	32,318
Other noncurrent assets	17,027	16,695

Total other assets	292,466	291,308

Total assets	$873,018	$874,243

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$129,425	$146,680
Accrued expenses and other current liabilities	28,632	32,589
Current maturities of long-term debt	10,545	11,011
Deferred purchase price – TCFS acquisition	5,180	5,180

Total current liabilities	173,782	195,460
Long-term debt	384,574	391,236
Revolving line of credit	25,800	5,910
Deferred gain, long-term portion	33,786	33,786
Deferred tax liability, long-term portion	28,846	25,146
Other noncurrent liabilities	15,812	16,818

Total long-term liabilities	488,818	472,896
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 17,158,717 issued and 17,141,393 outstanding as of January 3, 2010; 17,166,919 issued and 17,138,469 outstanding as of April 4, 2010	170	171
Additional paid-in capital	183,880	184,622
Retained earnings	25,956	20,971
Accumulated other comprehensive loss	(358)	(658)

Total Susser Holdings Corporation shareholders’ equity	209,648	205,106
Noncontrolling interest	770	781

Total shareholders’ equity	210,418	205,887

Total liabilities and shareholders’ equity	$873,018	$874,243

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Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended
	March 29, 2009	April 4, 2010
	(dollars in thousands, except motor fuel pricing and gross profit costs per gallon)
Revenue:
Merchandise sales	$181,919	$191,038
Motor fuel—retail	322,072	478,619
Motor fuel—wholesale	167,327	258,195
Other (a)	9,490	10,273

Total revenue	$680,808	$938,125
Gross profit:
Merchandise	$62,416	$62,383
Motor fuel—retail	21,204	20,291
Motor fuel—wholesale	4,251	5,028
Other (a)	9,390	9,919

Total gross profit	$97,261	$97,621
Adjusted EBITDA (b):
Retail	$17,433	$11,532
Wholesale	3,370	3,927
Other	(1,486)	(1,578)

Total Adjusted EBITDA	$19,317	$13,881
Retail merchandise margin	34.3%	32.7%
Merchandise same store sales growth	6.0%	2.5%
Average per retail store:
Merchandise sales	$355.1	$363.7
Motor fuel gallons	356.0	355.2
Motor fuel gallons sold:
Retail	179,412	183,068
Wholesale	122,469	120,013
Average retail price of motor fuel	$1.80	$2.61
Motor fuel gross profit cents per gallon:
Retail	11.8 ¢	11.1 ¢
Wholesale	3.5 ¢	4.2 ¢

(a)	2009 reflects reclassifications in operating expense, other revenue and other gross profit.
(b)	See following Reconciliation of Non-GAAP Measures to GAAP Measures.

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Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of adjusted EBITDA and adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our senior notes.

We believe that adjusted EBITDA and adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our subsidiaries’ revolving credit facility and the indenture governing our senior notes, including for purposes of determining whether we have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends to us;

•	securities analysts and other interested parties use them as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure operating performance of our business because they assist us in comparing our operating performance on a consistent basis since they remove the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our board of directors and management for determining certain management compensation targets and thresholds.

EBITDA, adjusted EBITDA and adjusted EBITDAR are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, adjusted EBITDA and adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, adjusted EBITDA and adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, adjusted EBITDA and adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

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The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	March 29, 2009	April 4, 2010
	(in thousands)
Net loss attributable to Susser Holdings Corporation	$(931)	$(4,985)
Depreciation, amortization, and accretion	9,963	11,208
Interest expense, net	9,633	9,688
Income tax benefit	(96)	(3,018)

EBITDA	18,569	12,893
Non-cash stock based compensation	773	728
Loss on disposal of assets	52	264
Other miscellaneous	(77)	(4)

Adjusted EBITDA	$19,317	$13,881
Rent	9,013	10,051

Adjusted EBITDAR	$28,330	$23,932

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	March 29, 2009	April 4, 2010
	(in thousands)
Net cash provided by operating activities	$11,722	$17,970
Changes in operating assets & liabilities	(2,409)	(13,010)
Loss on disposal of assets	(52)	(264)
Non-cash stock based compensation expense	(773)	(728)
Noncontrolling interest	(12)	(11)
Deferred income tax	407	2,102
Amortization of debt premium	149	164
Income taxes	(96)	(3,018)
Interest expense, net	9,633	9,688

EBITDA	18,569	12,893
Non-cash stock based compensation	773	728
Loss on disposal of assets	52	264
Other miscellaneous	(77)	(4)

Adjusted EBITDA	$19,317	$13,881
Rent	9,013	10,051

Adjusted EBITDAR	$28,330	$23,932